Registration No. 333-

As filed with the Securities and Exchange Commission on August 5, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

801 Marquette Avenue South

Minneapolis, Minnesota 55402

(Address of principal executive offices,

including zip code)

JAYAPRAKASAM INDUCEMENT AWARD

(Full title of the plan)

Jeffrey L. Cotter

SVP, Chief Administrative Officer and General Counsel

Deluxe Corporation

801 Marquette Avenue South

Minneapolis, Minnesota 55402

(651) 483-7111

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register a total of 94,370 shares of common stock, $1.00 par value per share, of Deluxe Corporation (“Deluxe” or the “Company”), that may be issued pursuant to an inducement award of (i) 61,062 restricted stock units subject to time-based vesting and (ii) up to 33,308 performance share units, which were granted by the Registrant to Yogaraj Jayaprakasam on May 13, 2022, as inducement to accept employment as the Chief Technology and Digital Officer of Deluxe (the“Inducement Award”).

The inducement award was approved by the compensation committee of the Deluxe’s board of directors as an inducement material to such employee’s acceptance of employment with Deluxe in compliance with and in reliance on Rule 303.08 of the New York Stock Exchange Listing Manual. The Inducement Award was granted outside of Deluxe’s 2022 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed with the SEC by the Company and are incorporated by reference in this registration statement:

(a)   the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

(b)  the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

(c)   the Company's Current Reports on Form 8-K filed on March 9, 2022, March 22, 2022, April 27, 2022, May 13, 2022 and July 29, 2022; and

(d)   the description of the Company’s common stock contained in Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in any amendment, registration statement or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively, “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

Article XII of Deluxe’s Amended and Restated Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

Article V of the Bylaws of Deluxe provide that Deluxe shall indemnify all officers and directors of Deluxe for such expenses and liabilities, in such manner, under such circumstances and to the fullest extent as permitted by the MBCA. Unless otherwise approved by the board of directors, Deluxe shall not indemnify any officer or director of Deluxe who is not otherwise entitled to indemnification pursuant to the prior sentence.

Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

4.2	Bylaws, as amended on August 21, 2019 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 27, 2019).

4.3	Description of Deluxe Corporation Common Stock Registered Under Section 12 of the Exchange Act of 1934 (incorporated by reference to Exhibit 4.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019).

5.1*	Opinion of Dorsey & Whitney LLP.

10.1*	Restricted Stock Unit Agreement (Two-Year Ratable), dated May 13, 2022, by and between Yogaraj Jayaprakasam and the Company

10.2*	Restricted Stock Unit Agreement (Four-Year Ratable), dated May 13, 2022, by and between Yogaraj Jayaprakasam and the Company

10.3*	Performance Share Unit Agreement (Total Revenue), dated May 13, 2022, by and between Yogaraj Jayaprakasam and the Company

10.4*	Performance Share Unit Agreement (TSR), dated May 13, 2022, by and between Yogaraj Jayaprakasam and the Company

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney.

107*	Filing Fee Table.

 *Filed herewith

Item 9.   Undertakings.

(a)                               The undersigned registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 5, 2022.

DELUXE CORPORATION

By:/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
Senior Vice President, Chief Administrative Officer and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 5, 2022.

Signature	Title

/s/ *	President and Chief Executive Officer and Director
Barry C. McCarthy	(Principal Executive Officer)

/s/ *	Senior Vice President, Chief Financial Officer
Scott C. Bomar	(Principal Financial Officer)

/s/ *	Vice President, Chief Accounting Officer
Chad P. Kurth	(Principal Accounting Officer)

/s/ *	Director
William C. Cobb

/s/ *	Director
Paul R. Garcia

/s/ *	Director
Cheryl E. Mayberry McKissack

/s/ *	Director
Don J. McGrath

/s/ *	Director
Thomas J. Reddin

/s/ *	Director
Martyn R. Redgrave

/s/ *	Director
John L. Stauch

/s/ *	Director
Telisa L. Yancy

*By: /s/ Jeffrey L. Cotter
Jeffrey L. Cotter, attorney-in-fact